Exhibit 3.1

FORM OF CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

Motorsport Games Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies, effective as of 12:01 a.m. Eastern Time on ______________, 2026, as follows:

1.	The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on January 8, 2021 (the “Certificate”).

2.	This Certificate of Amendment amends the provisions of the Certificate.

3.	Section A of Article IX of the Certificate is hereby amended and restated as follows:

“A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon the stockholders herein are granted subject to this reservation.”

4.	Section B of Article IX of the Certificate is hereby amended and restated as follows:

“B. The Board is expressly empowered to alter, amend or repeal the Bylaws of the Corporation or adopt new Bylaws of the Corporation. Any alteration, amendment or repeal of the Bylaws of the Corporation by the Board or adoption of new bylaws by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to alter, amend or repeal the Bylaws of the Corporation or adopt new Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, such action by stockholders shall require the affirmative vote of the holders of greater than fifty percent (50%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election or directors, voting together as a single class.”

5.	Section C. of Article VII of the Certificate is deleted in its entirety, and the following is substituted in lieu thereof:

“C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.”

6.	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

7.	All other provisions of the Certificate shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this __th day of ______, 2026.

MOTORSPORT GAMES INC., a Delaware corporation

By:
Name:
Title:

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